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                                                                     EXHIBIT 99
(Parker News Letterhead)




FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION, CONTACT:
                                    Ed Hendrix, Investor Relations, 918-631-1273
                                    Tim Colwell, Public Relations,  918-631-1249


PARKER DRILLING TO ACQUIRE RENTAL TOOL COMPANY

(Tulsa, Okla., Oct. 8, 1996) -- Parker Drilling Company (NYSE: PKD) today announced it has reached an agreement to acquire Quail Oil Tools, Inc., a privately owned, family-run tool rental business, based in New Iberia, La. The purchase price was not disclosed but Parker said it will finance the acquisition through the issuance of debt.

     Quail is a leading provider of rental tools and equipment to oilfield exploration, production and service companies located primarily in the Gulf of Mexico. Among the rental products provided are drill pipe, drill collars, tubing, valves, blowout preventers and other equipment necessary to drill offshore wells.

     "Quail is an ideal niche company for Parker Drilling," said Robert L. Parker Jr., president and chief executive officer. "It has a long and highly successful operating history in the U.S. and Parker offers Quail an extensive international network for new rental tool markets."

     "This acquisition is another step in implementing our long-term business strategy," Parker added. "With last month's announcement of our agreement to acquire Mallard Drilling, a barge and offshore platform drilling company, we are firmly established in two offshore niche markets -- both complementary to Parker's worldwide land drilling presence."

     Parker explained that the Company's strategy now is to maximize growth opportunities in its three major markets: barge and platform drilling, land drilling and rental tools. "We plan to provide major support to those areas best positioned to increase market share and improve Parker's return on investment," said Parker.

     "We look forward to having present management -- led by Robert N. White,


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Quail's chairman and chief executive officer -- remain in place and become an integral part of the Parker team," added Parker. Quail will retain its name and headquarters in New Iberia.

     Parker is a worldwide drilling contractor founded in 1934. The company has domestic and international operations in offshore and land drilling markets in the U.S. and 16 other countries.


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